Exhibit 10.4

Execution Copy

REORGANIZATION AGREEMENT

REORGANIZATION AGREEMENT, dated as of December 18, 2006 (this “Agreement”), by and among PROTECTION ONE, INC., a Delaware corporation (the “Company”), POI ACQUISITION I, INC., a Delaware corporation and minority stockholder of the Company and its successors (“Parent”), QUADRANGLE CAPITAL PARTNERS LP, a Delaware limited partnership (“QCP”), QUADRANGLE SELECT PARTNERS LP, a Delaware limited partnership (“QSP”), QUADRANGLE CAPITAL PARTNERS-A LP, a Delaware limited partnership (“QCP-A” and, together with QCP and QSP, the “Quadrangle Investors”, who are collectively indirect owners of Parent), QUADRANGLE MASTER FUNDING LTD, a Cayman Islands exempted company incorporated with limited liability (“QMFL”), QDRF MASTER LTD, a Cayman Islands exempted company incorporated with limited liability and an owner of QMFL (“QDRF”), QUADRANGLE DEBT OPPORTUNITIES FUND MASTER LTD, a Cayman Islands exempted company incorporated with limited liability and an owner of QMFL (“QDOF” and, together with QMFL, QDRF and the Quadrangle Investors, collectively, the “Parent Stockholders”).

WHEREAS, Parent Stockholders, Parent and the Company desire to restructure the ownership of the Company by Parent and Parent Stockholders;

WHEREAS, Parent will be converted to a Delaware limited liability company immediately after and pursuant to a plan including the Reorganization (as defined below) (the “Conversion”); and

WHEREAS, the parties intend for the transactions contemplated by this Agreement (including the Conversion) to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will constitute a “plan of reorganization” for such purposes.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Company, Parent and the Parent Stockholders agree as follows:

ARTICLE I

THE REORGANIZATION

2.1.          The Reorganization.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Parent shall transfer to the Company all of the Company common stock, par value $0.01 per share (the “Company Common Stock”), owned by it immediately prior to the Closing (as defined below) in exchange for an equal number of shares of newly-issued Company Common Stock or Company Common Stock held by the Company as treasury shares (the “Reorganization”).

1.2.          Tax Treatment.  Parent, the Company and the Parent Stockholders intend that the Reorganization and the Conversion be treated as a reorganization within the meaning of Section 368(a) of the Code.  Neither the Company, Parent nor any Parent Stockholder will (i)

take any position with the Internal Revenue Service or any other federal, state or local taxing authority with respect to the Reorganization or Conversion that is inconsistent with the intended tax treatment described in this Section 1.2 or (ii) take any action that would cause the Reorganization and Conversion to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

1.3           Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article IV hereto, the closing of the Reorganization and the transactions contemplated by this Agreement (the “Closing”) will take place at a date and time to be determined by Parent and the Company (the “Closing Date”).  The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.  At the Closing or promptly thereafter, (i) Parent will deliver and surrender, or will cause to be delivered and surrendered with the assistance of the Company, to the Company the stock certificate or stock certificates representing the Company Common Stock, in each case duly endorsed for transfer to the Company or accompanied by stock or other appropriate powers duly endorsed in blank, (ii) the Company will deliver, or cause to be delivered, to Parent a stock certificate or stock certificates representing the Company Common Stock, and (iii) Parent shall file, or cause to be filed, a certificate of conversion with the Secretary of State of the State of Delaware in accordance with the requirements of the DGCL.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

2.1.          Representations of Parent.  Parent represents and warrants to the Company as of the date hereof that:

(a)           The delivery to the Company of the certificate or certificates representing the Company Common Stock (with respect to which Parent has good and marketable title) in accordance with Article I hereto will transfer to the Company  record and beneficial ownership of the Company Common Stock owned by it free and clear of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (the foregoing, collectively, “Encumbrances”) (other the Encumbrances created or placed thereon by the Company).

(b)           The execution, delivery and performance by Parent of this Agreement and consummation of the Reorganization by Parent has been duly authorized by all necessary corporate, partnership or limited liability company action, if applicable, and this Agreement constitutes, and upon execution and delivery by the Company, will constitute, a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

2.2.          Representations of the Parent Stockholders.  Each Parent Stockholder, severally as to itself and not jointly or as to the other Parent Stockholders, represents and warrants to the Company as of the date hereof that the execution, delivery and performance by such Parent Stockholder of this Agreement and the consummation of the Reorganization by such Parent Stockholder has been duly authorized by all necessary corporate, partnership or limited liability company action, if applicable, and this Agreement constitutes, and upon execution and delivery by the Company, will constitute, a valid and binding obligation of such Parent Stockholder, enforceable against such Parent Stockholder in accordance with its terms.

2.3.          Representations of the Company.  The Company represents and warrants to Parent and the Parent Stockholders, as of the date hereof:

(a)           The delivery to Parent of the certificate or certificates representing the Company Common Stock in accordance with Article I hereto will transfer to Parent record and beneficial ownership of the Company Common Stock free and clear of any Encumbrances (other than Encumbrances created or placed thereon by Parent).

(b)           The execution, delivery and performance by the Company of this Agreement and the consummation of the Reorganization by the Company has been duly authorized by all necessary corporate action, and this Agreement constitutes, and upon execution and delivery by Parent, will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(c)           The newly-issued Company Common Stock, if applicable, will be, upon delivery of the Company Common Stock owned by Parent in accordance with the terms of this Agreement, and payment of the par value thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

ARTICLE III

TAX MATTERS

3.1.          Tax Indemnification.

(a)           Parent and each Parent Stockholder shall jointly and severally indemnify and hold harmless the Company and its affiliates and each of their respective officers, directors, employees, stockholders, agents and other representatives from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (as defined below) of Parent (other than any consolidated income Taxes arising from the consolidated group including the Company for which Parent was the common parent and attributable to the income of a member of such consolidated group other than Parent) with respect to any taxable period of Parent ending on or before the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes (as defined below) of the Company attributable to its status as a withholding agent with respect to the payment of $6,592,346.75 the Company or its agents made on behalf of Parent to the Parent’s stockholders on May 12, 2006 and (iii) all Taxes (as defined below) resulting from the Reorganization.  For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and  interest, penalties and additions to tax imposed with respect thereto.

(b)           The Company shall, and shall cause its subsidiaries to, indemnify and hold harmless the Parent and Parent Stockholders and their affiliates and each of their respective officers, directors, employees, stockholders, agents and other representatives from and against any loss, claim, liability, expense, or other damage relating to any consolidated income Taxes arising from the consolidated group including the Company for which Parent was the common parent and attributable to the income of a member of such consolidated group other than Parent.

(c)           Notwithstanding any provision in this Agreement to the contrary, the obligations to indemnify and hold harmless another party pursuant to this Section 3.1(a) and (b) shall terminate at the close of business on the thirtieth (30th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

3.2.          Tax Claims.

(a)           If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to an indemnified party pursuant to Section 3.1, then such indemnified party shall give prompt notice to the indemnifying party in writing of such claim and of any counterclaim the indemnified party proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure.

(b)           With respect to any Tax Claim relating to a Tax for which the Parent and Parent Stockholders, on the one hand, or the Company and its subsidiaries on the other, is required to indemnify the other parties pursuant to Section 3.1 hereof, the indemnifying party shall, solely at its own cost and expense, be entitled to assume and control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner.  The indemnified party shall have the right to employ counsel separate from counsel employed by the indemnifying party in any action involving a Tax Claim described above and to participate in the defense thereof, but the fees and expenses of such counsel employed by the indemnified party shall be at the expense of the indemnified party unless the employment thereof has been specifically authorized by the indemnifying party in writing.

(c)           Notwithstanding anything to the contrary herein, if the indemnifying party assumes or controls the defense of any Tax Claim pursuant to Section 3.2(b), the indemnifying party shall obtain the prior written consent of the indemnified party (which shall not be unreasonably withheld or delayed) before entering into any settlement of a Tax Claim or ceasing to defend a Tax Claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the indemnified party.

3.3.          Cooperation.  The Parent Stockholders, the Company, each of Company’s subsidiaries and Parent shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records reasonably necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such matters.

3.4.          Refunds. The amount or economic benefit of any refunds of Taxes of Parent (other than refunds of Taxes attributable to a member of Parent’s consolidated group for a Pre-Closing Tax Period when Parent was the parent company of a consolidated group that included Company) or Taxes with respect to which Parent and the Parent Stockholders have provided an indemnity hereunder shall be for the account of Parent and the Parent Stockholders.  The amount or economic benefit of any refunds of Taxes with respect to which the Company or its subsidiaries have provided an indemnity hereunder shall be for the account of the Company and its subsidiaries.  The Parent Stockholders or the Company, as the case may be, shall forward, and shall cause its affiliates to forward, to the other party the amount or economic benefit of any such refund within ten (10) days after such benefit or refund is received.

3.5.          Calculation of Indemnity Payments.  The amount of any Tax for which indemnification is provided under this Article III shall be reduced to take account of any net Tax Benefit (as defined below) realized by the indemnified party arising from the incurrence or payment of any such Tax; provided, any such Tax Benefit shall be reduced by any net Tax cost incurred by the indemnified party as a result of or related to the indemnification payment (including, without limitation, any Tax related to the inclusion in gross income of the indemnification payment).  For purposes of this Agreement, “Tax Benefit” shall mean any refund of Taxes paid or actual reduction in the amount of Taxes which otherwise would have been paid, with the amount and timing of a Tax Benefit determined assuming the indemnified party has recognized and/or utilized all other items of income, gain, loss, deduction and credit available to such indemnified party before recognizing any item associated with such Tax Benefit.

ARTICLE IV

CONDITIONS TO THE SHARE EXCHANGE

4.1.          Conditions to Each Party’s Obligations.  The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement will be subject to the satisfaction of the condition, which may be waived by such party, that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Reorganization, shall be in effect, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered or enforced which makes the consummation of the Reorganization illegal.

4.2.          Conditions to Parent’s Obligations.  The obligations of Parent and the Parent Stockholders to consummate the transactions contemplated by this Agreement will be subject to the satisfaction of the condition, which may be waived by Parent or the Parent Stockholders, that the representations and warranties of the Company shall be true in all respects as of the Closing Date.

4.3.          Conditions to the Company’s Obligations.  The obligations of the Company to consummate the transactions contemplated by this Agreement will be subject to the satisfaction of the following conditions, which may be waived by the Company:

(a)           The representations and warranties of Parent and the Parent Stockholders shall be true in all respects as of the Closing Date;

(b)           All certificates and other documents to be delivered by Parent or the Parent Stockholders and all other matters to be accomplished by Parent or the Parent Stockholders prior to or at the Closing shall be satisfactory in the reasonable judgment of the Company and its counsel;

(c)           The dissolution and liquidation of Parent shall have been approved by Parent’s board of directors and approved and adopted by the affirmative vote (or written consent in lieu of such vote) of the Parent Stockholders in accordance with the requirements of the DGCL.

ARTICLE V

TERMINATION

5.1.          Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to Closing at any time by the written consent of each of the parties hereto.  Notwithstanding anything to the contrary herein, this Agreement shall terminate without the taking of any action by any party hereto if the Closing shall not have occurred by December 31, 2006.

ARTICLE VI

AMENDMENT

This Agreement may be amended by the parties hereto at any time by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VII

MISCELLANEOUS

Section 7.1.            Indemnification Agreement.  For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, this Agreement shall not affect any rights or obligations with respect to Taxes and any Tax matters that are the subject of the indemnity provided in the Tax Indemnification Agreement, dated as of May 11, 2006, by and among the Company, QMFL, QDRF and QDOF.

Section 7.2.            Notices.  All notices, demands, or other communications to be given or delivered under or by reason of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one (1) day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile, or five (5) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands, and other communications shall be sent to the address indicated below, or to such other address or addresses or to the attention of such other person or persons as the recipient party has specified by prior written notice to the sending party:

If to the Company, at:	Protection One, Inc.
1035 N. 3rd Street, Suite 101
Lawrence, Kansas 66112
Attention: Darius Nevin
Facsimile No.: (785) 575-6511

with a copy to:	Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: R. Scott Falk, P.C.
Facsimile No.: (312) 861-2200

If to Parent or the:	Quadrangle Group LLC
Parent Stockholders, at:	375 Park Avenue
New York, New York 10152
Attention: Henry Ormond
Facsimile No. (212) 418-1740

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Joseph H. Kaufman, Esq.
Facsimile No.: (212) 455-2502

Section 7.3.            Counterparts.        This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the Company, Parent and the Parent Stockholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PROTECTION ONE, INC.

By:	/s/ Darius G. Nevin
	Name:	Darius G. Nevin
	Title:	Executive VP and CFO

POI ACQUISITION I, INC.

By:	/s/ Michael Weinstock
	Name:	Michael Weinstock
	Title:	Director

QUADRANGLE CAPITAL PARTNERS LP

By:	Quadrangle GP Investors LP, its general partner

By:	QCP GP Investors LLC, its general partner

By:	/s/ Steven Rattner
	Name:	Steven Rattner
	Title:	Managing Member

QUADRANGLE SELECT PARTNERS LP

By:	Quadrangle GP Investors LP, its general partner

By:	QCP GP Investors LLC, its general partner

By:	/s/ Steven Rattner
	Name:	Steven Rattner
	Title:	Managing Member

QUADRANGLE CAPITAL PARTNERS-A LP

By:	Quadrangle GP Investors LP, its general partner

By:	QCP GP Investors LLC, its general partner

By:	/s/ Steven Rattner
	Name:	Steven Rattner
	Title:	Managing Member

QUADRANGLE MASTER FUNDING LTD

By:	Quadrangle Debt Recovery Advisors LP,
its investment advisor

By:	/s/ Michael Weinstock
	Name:	Michael Weinstock
	Title:	Managing Principal

QDRF MASTER LTD

By:	Quadrangle Debt Recovery Advisors LP,
its investment advisor

By:	/s/ Michael Weinstock
	Name:	Michael Weinstock
	Title:	Managing Principal

QUADRANGLE DEBT OPPORTUNITIES FUND MASTER LTD

By:	Quadrangle Debt Recovery Advisors LP,
its investment advisor

By:	/s/ Michael Weinstock
	Name:	Michael Weinstock
	Title:	Managing Principal